Exhibit 5.1

Haynsworth Sinkler Boyd, P.A.
1201 MAIN STREET, 22nd floor
P.O. box 11889 (29211)
Columbia, SOUTH CAROLINA 29201
MAIN 803.779.3080
FAX 803.765.1243
www.hsblawfirm.com

May 1, 2024

Sonoco Products Company

One North Second Street

Hartsville, South Carolina 29551

Re:	Registration of 2,900,000 shares reserved for issuance under the Sonoco Products Company 2024 Omnibus Incentive Plan

Gentlemen

In connection with the registration under the Securities Act of 1933 (the “Act”) of 2,900,000 shares of the common stock (the “Common Stock”) of Sonoco Products Company, a South Carolina corporation (the “Company”), for issuance pursuant to the Sonoco Products Company 2024 Omnibus Incentive Plan, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination it is our opinion that original issuance shares of the Common Stock, when issued upon the terms and conditions set forth in the Registration Statement filed by the Company in connection with the registration of the Common Stock, and upon receipt of the consideration therefor, will be legally issued, fully paid and nonassessable.

We consent to be named in the Registration Statement as attorneys who will pass upon certain legal matters in connection with the offering described in the Registration Statement, and to the filing of a copy of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Haynsworth Sinkler Boyd, P.A.

Haynsworth Sinkler Boyd, P.A.